Exhibit 99.1

DXP Enterprises Reports Second Quarter 2018 Results

  $311.2 million in sales, up 24.1 percent compared to Q2 2017, and a sequential increase of 8.8 percent
  Net income of $11.5 million versus $4.1 million compared to Q2 2017
  GAAP diluted EPS of $0.63, up 174 percent compared to Q2 2017
  $28.0 million in earnings before interest, taxes, depreciation and amortization (“EBITDA”)

HOUSTON--(BUSINESS WIRE)--August 7, 2018--DXP Enterprises, Inc. (NASDAQ: DXPE) today announced financial results for the second quarter ended June 30, 2018. The following are results for the three months and six months ended June 30, 2018, compared to the three months and six months ended June 30, 2017. A reconciliation of the non-GAAP financial measures can be found in the back of this press release.

Second Quarter 2018 financial highlights:

  Sales increased 24.1 percent to $311.2 million, compared to $250.7 million for the second quarter of 2017, and 8.8 percent compared to the first quarter of 2018.
  Earnings per diluted share for the second quarter was $0.63 based upon 18.4 million diluted shares, compared to $0.23 per share in the second quarter of 2017, based on 18.2 million diluted shares. Excluding one-time items, a gain associated with selling a corporate facility and cost associated with repricing DXP’s Term Loan B debt, earnings per diluted share for the second quarter was $0.61, up 165 percent compared to the second quarter of 2017.
  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter was $28.0 million compared to $16.9 million for the second quarter of 2017, an increase of 65 percent. EBITDA as a percentage of sales was 9.0 percent and 6.8 percent, respectively, comparing the second quarter of 2018 versus 2017. Excluding a one-time gain associated with selling a corporate facility, EBITDA was $26.6 million or 8.6 percent of sales.

David R. Little, Chairman and CEO remarked, “We are pleased with our sequential sales growth from the first quarter and continual improvement in gross profit margins. This resulted in operating leverage that produced earnings per share of $0.61, after adjusting for one-time items. We continue to experience broad-based demand across our key end markets and regions. DXP’s second quarter 2018 sales were $311.2 million, or a 24.1 percent increase over the second quarter of 2017. Organic sales for the quarter, increased 19.2 percent and acquisitions added $12.4 million in sales. EBITDA grew 65.0 percent. During the second quarter of 2018, sales were $193.6 million for Service Centers, $74.2 million for Innovative Pumping Solutions and $43.4 million for Supply Chain Services. Business segment operating income increased 47.1 percent year-over-year and increased 33.8 percent sequentially. Our customers and suppliers look to DXP to provide a broad portfolio of products, value-added services and leading supply chain solutions. Overall, we are very pleased with the progress DXP is making. That said, we are optimistic that we can show continued sales and profit improvement during the second half of 2018.”

Kent Yee, CFO, added, “This is DXP’s sixth consecutive quarter of sequential sales increases. Additionally, we have experienced three quarters of sequential organic gross margin improvement. We announced the repricing of our Term Loan B on June 26th lowering interest by 75 basis points from LIBOR plus 5.50 percent to LIBOR plus 4.75 percent. Total debt outstanding as of June 30, 2018 was $250.4 million. DXP’s secured leverage ratio or net debt to EBITDA ratio was 3.2:1.0. We look forward to the momentum continuing and a positive fiscal year 2018.”

We will host a conference call regarding 2018 second quarter results on the Company’s website (www.dxpe.com) Tuesday, August 7, 2018 at 4 pm CST. Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archived replay will be available immediately after the conference call at www.dxpe.com.

Non-GAAP Financial Measures

DXP supplements reporting of net income with non-GAAP measurements, including EBITDA, Adjusted EBITDA and free cash flow. This supplemental information should not be considered in isolation or as a substitute for the unaudited GAAP measurements. Additional information regarding EBITDA and free cash flow referred to in this press release are included below under "--Unaudited Reconciliation of Non-GAAP Financial Information."

The Company believes EBITDA provides additional information about: (i) operating performance, because it assists in comparing the operating performance of the business, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a component of a measure of the Company’s financial covenants under its credit facility. Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Sales	$311,227	$250,698	$597,163	$489,225
Cost of sales	226,111	181,762	435,602	355,774
Gross profit	85,116	68,936	161,561	133,451
Selling, general and administrative expenses	65,056	58,679	130,352	114,958
Operating income	20,060	10,257	31,209	18,493
Other (income) expense, net	(1,416)	57	(1,438)	(171)
Interest expense	6,137	3,992	11,178	7,645
Income before income taxes	15,339	6,208	21,469	11,019
Provision for income taxes	3,776	2,239	5,412	4,056
Net income	11,563	3,969	16,057	6,963
Less: Net income (loss) attributable to NCI*	1	(166)	(56)	(305)
Net income attributable to DXP Enterprises, Inc.	11,562	4,135	16,113	7,268
Preferred stock dividend	22	22	45	45
Net income attributable to common shareholders	$11,540	$4,113	$16,068	$7,223

Diluted earnings per share attributable to DXP Enterprises, Inc.	$0.63	$0.23	$0.88	$0.40

Weighted average common shares and common equivalent shares outstanding	18,398	18,244	18,378	18,246

*NCI represents non-controlling interest

Business segment financial highlights:

  Service Centers’ revenue for the second quarter was $193.6 million, an increase of 17.5 percent year-over-year with an 11.3 percent operating income margin. Organic sales increased 10.0 percent year-over-year.
  Innovative Pumping Solutions’ revenue for the second quarter was $74.3 million, an increase of 67.0 percent year-over-year with a 12.1 percent operating income margin.
  Supply Chain Services’ revenue for the second quarter was $43.4 million, an increase of 4.6 percent year-over-year with a 9.8 percent operating income margin.

SEGMENT DATA ($ thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Sales	2018	2017	2018	2017
Service Centers	$193,576	$164,749	$368,937	$313,461
Innovative Pumping Solutions	74,257	44,470	141,899	93,528
Supply Chain Services	43,394	41,479	86,327	82,236
Total DXP Sales	$311,227	$250,698	$597,163	$489,225

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Income	2018	2017	2018	2017
Service Centers	$21,933	$18,418	$37,762	$31,758
Innovative Pumping Solutions	8,956	1,754	15,338	5,264
Supply Chain Services	4,255	3,718	8,309	7,776
Total operating income for segments	$35,144	$23,890	$61,409	$44,798

Reconciliation of Operating Income for Reportable Segments ($ thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating income for reportable segments	$35,144	$23,890	$61,409	$44,798
Adjustment for:
Amortization of intangibles	4,119	4,291	8,477	8,607
Corporate expenses	10,965	9,342	21,723	17,698
Total operating income	20,060	10,257	31,209	18,493
Interest expense	6,137	3,992	11,178	7,645
Other (income) expense, net	(1,416)	57	(1,438)	(171)
Income before income taxes	$15,339	$6,208	$21,469	$11,019

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of Adjusted EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP ($ thousands, unaudited).

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Income before income taxes	$15,339	$6,208	$21,469	$11,019
Plus: interest expense	6,137	3,992	11,178	7,645
Plus: depreciation and amortization	6,491	6,747	13,205	13,762

EBITDA	$27,967	$16,947	$45,852	$32,426

Plus: NCI income (loss) before tax	1	269	(56)	493
Plus: Stock compensation expense	557	477	1,003	1,010

Adjusted EBITDA	$28,525	$17,693	$46,799	$33,929

DXP ENTERPRISES, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS ($ thousands, except per share amounts)

	As of June 30, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash	$2,489	$22,047
Restricted Cash	399	3,532
Trade accounts receivable, net of allowances for doubtful accounts	185,261	167,272
Inventories	110,767	91,413
Costs and estimated profits in excess of billings	37,943	26,915
Prepaid expenses and other current assets	4,750	5,296
Federal income taxes receivable	986	1,440
Total current assets	342,595	317,915
Property and equipment, net	53,035	53,337
Goodwill	194,033	187,591
Other intangible assets, net of accumulated amortization	75,682	78,525
Other long-term assets	1,587	1,715
Total assets	$666,932	$639,083
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$3,394	$3,381
Trade accounts payable	95,013	80,303
Accrued wages and benefits	18,106	18,483
Customer advances	7,882	2,189
Billings in excess of costs and estimated profits	3,075	4,249
Other current liabilities	5,645	16,220
Total current liabilities	133,115	124,825
Long-term debt, less current maturities and unamortized debt issuance costs	237,875	238,643
Deferred income taxes	7,966	7,069
Other long-term liabilities	2,611	-
Total long-term liabilities	248,452	245,712
Total Liabilities	381,567	370,537
Equity:
Total DXP Enterprises, Inc. equity	284,854	267,979
Non-controlling interest	511	567
Total Equity	285,365	268,546
Total liabilities and equity	$666,932	$639,083

The following table is a reconciliation of Free Cash Flow***, a non-GAAP financial measure, to cash flow from operating activities, calculated and reported in accordance with U.S. GAAP ($ thousands, unaudited).

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net cash (used in) provided by operating activities	$(6,175)	$10,044	$(6,983)	$7,854
Less: purchase of equipment	4,725	517	5,516	1,118

Free Cash Flow	$(10,900)	$9,527	$(12,499)	$6,736

Plus: Outstanding Checks	21,714	-	21,714	-

Adjusted Free Cash Flow	$10,814	$9,527	$9,215	$6,736

***Outstanding Checks – Accounting rules require companies to net outstanding check balances against cash that is available. Prior to DXP’s Q3 2017 refinancing, DXP did not have cash on its balance sheet to net the outstanding checks, thus they were included in the accounts payable balance.

CONTACT:
DXP Enterprises, Inc.
Kent Yee, 713-996-4700
Senior Vice President, CFO
www.dxpe.com